Exhibit 5.1

DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP

2101 L Street NW • Washington, DC 20037-1526

Tel (202) 785-9700 • Fax (202) 887-0689

May 24, 2005

Boardwalk Pipelines, LLC

3800 Frederica Street

Owensboro, KY 42301

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipelines, LLC, a Delaware limited liability company (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the offer to exchange Boardwalk Pipelines’ 5.50% registered Notes due 2017 (the “Exchange Notes”), for a like principal amount of Boardwalk Pipelines’ 5.50% Notes due 2017, of which $300,000,000 aggregate principal amount at maturity is outstanding on the date hereof.

The Exchange Notes are to be issued pursuant to an Indenture, dated as of January 18, 2005 (the “Indenture”), between Boardwalk Pipelines and The Bank of New York, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

For the purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion, including the organizational documents of the Issuer.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Issuer, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, we are of the opinion that the execution and delivery by Boardwalk Pipelines of the Exchange Notes have been duly authorized by all necessary corporate action of Boardwalk Pipelines and, assuming the due authentication of the Exchange Notes by the Trustee, as to which no opinion is expressed, the Exchange Notes will, when duly executed and delivered by Boardwalk Pipelines and exchanged as described in the Registration Statement, constitute valid and binding obligations of Boardwalk Pipelines enforceable against Boardwalk Pipelines in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and the holders thereof will be entitled to the benefits provided by the Indenture.

This opinion is limited to the laws of the State of New York and, to the extent required by the foregoing opinion, the Delaware Limited Liability Company Act. No other opinion is expressed herein as to the laws of any other jurisdiction.

This opinion is provided to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. This opinion letter may not be relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Exchange Notes” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Dickstein Shapiro Morin & Oshinsky LLP